Exhibit 99.1

Leagh Turner Promoted to Co-CEO and Appointed to Board of Directors of Ceridian

Toronto, ON and Minneapolis, MN, February 9, 2022 - Ceridian (NYSE: CDAY; TSX: CDAY), a global leader in human capital management (HCM) technology, today announced it has promoted Leagh Turner to Co-CEO and has also appointed her to the Ceridian Board of Directors, effective immediately. Turner has served as President and Chief Operating Officer since 2018.

“Leagh is an incredible leader who has made a profound impact helping our customers transform their organizations, while successfully driving execution throughout our company,” said David Ossip, Chair and Co-CEO, Ceridian. “I believe that this modern structure will make Ceridian even more relevant for our customers. Together, Leagh and I will lead Ceridian into the next wave of growth.”

“Ceridian is a truly special organization with a clear purpose, core values that guide our actions every day, and a deep commitment to our customers,” said Leagh Turner, Co-CEO, Ceridian. “I’m honored to join David as Co-CEO and continue our ambitious goal helping organizations and millions of people around the world navigate the new world of work.”

In the expanded role for Turner, she will continue to fully drive the end-to-end operations and strong execution that are fundamental to Ceridian’s growth. Turner will continue reporting to Ossip, as Chair and Co-CEO.

Ossip will oversee key areas of growth for the business, with a primary focus on keeping Ceridian in the forefront of innovation. He will spend his time on product innovation and the growing opportunity with Dayforce Wallet, including helping the company expand Dayforce Wallet to the extended workforce. Additionally, Ossip will continue to spend significant time with prospects and the company’s global community of customers, as organizations of all sizes face the most significant workforce transformation in decades.

The Co-CEO model formalizes how Ossip and Turner have run the company during the last three years, and it further structures how the pair will drive the company’s long-term growth together.

“We believe this is what a modern, future-focused company should look like,” added Ossip. “I love our company, and I’ve never been more committed and excited about our future.”

About Ceridian

Ceridian. Makes Work Life Better™.

Ceridian HCM Holding Inc. (NYSE: CDAY; TSX: CDAY) is a global human capital management software company. Dayforce, our flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. Our platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Ceridian has solutions for organizations of all sizes.

Source: Ceridian HCM Holding Inc.

For more information, contact:

Investor Relations:

1-844-829-9499

investors@ceridian.com

Public Relations:

Teri Murphy

1-647-417-2117

teri.murphy@ceridian.com